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                                                                  Exhibit 23D10

                            SUB-ADVISORY AGREEMENT
                              (for Fund of Funds)

   This Sub-Advisory Agreement ("Agreement") executed as of May 1, 2005, is between Delaware Management Company, a series of Delaware Management Business Trust, a Delaware statutory trust (hereinafter the "Adviser"), and Wilshire Associates Incorporated, a California corporation (the "Sub-Adviser");

   WHEREAS, the Lincoln Variable Insurance Products Trust ("Trust") on behalf of the Funds listed in Schedule A to this Agreement (each, a "Fund"), has entered into an Investment Management Agreement, dated May 1, 2005, with the Adviser, pursuant to which the Adviser has agreed to provide certain investment management services to each Fund; and

   WHEREAS, the Adviser desires to appoint the Sub-Adviser as investment sub-adviser to provide investment advisory and asset allocation services ("Advisory Services") to each of the Funds, and the Sub-Adviser is willing to serve each Fund in such capacity.

   NOW THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

   1. The Adviser hereby appoints the Sub-Adviser to provide the Advisory Services specified in this Agreement for each Fund, and the Sub-Adviser hereby accepts such appointment and agrees to render the services.

   2. (a) Subject to the direction and control of the Board of Trustees (the "Trustees") of the Trust, the Sub-Adviser, at its expense, will furnish continuously an investment program of Advisory Services to each Fund, which program shall at all times meet the diversification requirements of
Section 817(h) of the Internal Revenue Code of 1986 (the "Code"). Such investment program shall include, without limitation and consistent with the investment objectives, policies and restrictions applicable to each Fund, the Sub-Adviser's determination of the portion of each Fund's assets to be invested in: (i) mutual funds selected by The Lincoln National Life Insurance Company , the Funds' sponsor, (ii) direct portfolio securities and other investments, and
(iii) cash. The Sub-Adviser will make investment decisions on behalf of each Fund and instruct each Fund or the Fund's designee to place orders for the purchase and sale of such investments.

   (b) The Sub-Adviser shall, at its expense, furnish (i) all necessary investment and management facilities, including, without limitation, salaries of personnel, required for it to execute its duties faithfully and
(ii) administrative facilities, including, without limitation, bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of each Fund (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services).

   (c) If the Sub-Adviser places orders for a Fund for the purchase and sale of portfolio investments other than mutual funds, in the selection of brokers, dealers or futures commission merchants, the Sub-Adviser shall use its best efforts to obtain for each Fund the most favorable

155144/10

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price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for each Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind each Fund's best interests at all times, shall consider all factors it deems relevant, including, without limitation and by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser's over-all responsibilities with respect to each Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.

   (d) The Sub-Adviser shall: (i) vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations ("Corporation Action") with respect to the issuers of securities held in each Fund in the manner in which the Sub-Adviser believes to be in the best interests of each Fund, provided materials relating to such Corporation Actions have been timely received by the Sub-Adviser; (ii) will submit reports regarding such Corporation Actions, including, without limitation, a copy of any policies regarding such Corporation Actions, in a form reasonably satisfactory to the Adviser and the Funds in order to comply with any applicable federal or state reporting requirements; and (iii) review its proxy voting activities on a periodic basis with the Trustees. Upon sixty (60) days' written notice to the Sub-Adviser, the Trustees may withdraw the authority granted to the Sub-Adviser pursuant to this Section.

   (e) The Sub-Adviser will provide advice and assistance to the Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of each Fund in accordance with valuation procedures and methods established by the Trustees.

   (f) The Sub-Adviser shall furnish the Adviser and the Board of Trustees with such information and reports regarding each Fund's investments as the Adviser deems appropriate or as the Board of Trustees shall reasonably request. The Sub-Adviser shall make its officers and employees available to the Adviser from time to time at such reasonable times as the parties may agree to review investment policies of the Funds and to consult with the Adviser regarding the investment affairs of the Funds.

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   (g) The Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a portfolio that is under common control with the Funds concerning the assets of the Funds, except as permitted by the policies and procedures of the Funds.

   (h) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that are applicable to each Fund;
(ii) the stated investment objectives, policies and restrictions of each Fund;
(iii) the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940 (the "Advisers Act"); (iv) any written instructions and directions of the Trustees, the Adviser or Fund management; and (v) its general fiduciary responsibility to the Funds.

   (i) The Sub-Adviser shall assist each Fund in the preparation of its registration statement, prospectus, shareholder reports, marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, "Regulatory Filings") and shall provide each Fund with disclosure for use in each Fund's Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser's investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

   (j) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser with such information, certifications and reports as such persons may deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser's compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Such information, certifications and reports shall include, without limitation, those regarding the Sub-Adviser's compliance with the Sarbanes-Oxley Act of 2002, the Code of Ethics of the Sub-Adviser and the Trust and certifications as to the validity of certain information included in each Fund's Regulatory Filings. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser from time to time to examine and review the Sub-Adviser's compliance program and its adherence thereto.

   3. The Advisory Services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby; provided, however, that prior to June 15, 2006, the Sub-Adviser shall not provide any services that are substantially similar to those provided under this Agreement for use in insurance products, including the provision of Advisory Services to the following entities and their affiliates: Equitable Life & Casualty; Prudential Financial, Inc./American Skandia; Pacific Life; AIG; and The Hartford.

   4. (a) Subject to the annual Board approval requirements of Section 6(b) below, as compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee calculated in accordance with the fee schedule applicable to each Fund as set forth in Schedule B attached hereto.

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   (b) The fee shall be paid by the Adviser, and not by a Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable at the time set forth in Schedule B or if a monthly fee, within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

   5. This Agreement shall automatically terminate with respect to a Fund, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason.

   6. (a) This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter for each Fund (unless terminated automatically as set forth in Section 5) until terminated as set forth below. Termination of this Agreement pursuant to this Section 6 shall be without the payment of any penalty.

   (b) This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated at any time with respect to a Fund:

      (i) by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund;

      (ii) by the Adviser on 60 days' written notice to the Sub-Adviser; or

      (iii) by the Sub-Adviser on 60 days' written notice to the Adviser.

   (c) No amendment to this Agreement shall be effective unless (i) there is written consent of the parties to this Agreement and (ii) the amendment is approved in a manner consistent with the 1940 Act as interpreted or permitted by the U.S. Securities and Exchange Commission ("SEC") and/or its staff.

   7. The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement,
(b) the Sub-Adviser has a reasonable basis for believing that a Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code, (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of a Fund, and (d) the principal officers of Wilshire Funds Management Division or any portfolio manager of a Fund shall have changed.

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   8. (a) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to a Fund or to any shareholder of a Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

   (b) Failure by the Sub-Adviser to assure that the investment program for a Fund meets the diversification requirements of Section 817(h) of the Code, as required by Section 2(a) of this Agreement, shall constitute gross negligence per se under sub-paragraph 8(a) above.

   (c) Failure by the Sub-Adviser to assure that any disclosure provided by the Sub-Adviser for inclusion in a Fund's Regulatory Filings does not (i) contain any untrue statement of a material fact or (ii) omit to state a material fact required to be stated necessary to make such disclosure not misleading, shall constitute gross negligence per se under sub-paragraph 8(a) above.

   9. The Sub-Adviser shall indemnify and hold harmless the Adviser and its officers, directors, trustees, employees and agents from and against any and all liabilities, losses, claims, damages and expenses, including, without limitation, reasonable attorneys' fees and expenses, of any kind or nature directly or indirectly resulting from or out of any gross negligence, willful misfeasance, bad faith or reckless disregard in fulfilling its obligations under this Agreement.

   In addition to the foregoing, the Sub-Adviser agrees to indemnify the Adviser and each Fund for, and hold them harmless against, any and all losses, claims, damages, liabilities (including, without limitation, amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including, without limitation, legal and other expenses) to which the Adviser or a Fund may become subject as a result of:

   (i) any failure by the Sub-Adviser, whether unintentional or in good faith or otherwise, to adequately diversify the investment program of a Fund pursuant to the requirements of Section 817(h) of the Code, and the regulations issued thereunder; or

   (ii) any untrue statement of a material fact contained in disclosure provided by the Sub-Adviser for inclusion in a Fund's Regulatory Filings or any omission of a material fact required to be stated necessary to make such disclosure not misleading;

provided that the Sub-Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

   10. (a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to each Fund's investments made by the Sub-Adviser that are required to be maintained by a Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are the property of that Fund, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are

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required to be maintained by it pursuant to this Agreement and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

   (b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time to such reasonable periodic, special and other examinations by the SEC, each Fund's auditors, any representative of a Fund, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Funds.

   11. (a) The Sub-Adviser hereby consents to the use of its name in the Trust's Registration Statement, other disclosure documents, shareholder communications, advertising, sales literature and similar communications.

   (b) The Sub-Adviser shall not use the name of the Trust, any Fund, the Adviser or any affiliate of the Adviser (other than that of any affiliate of the Sub-Adviser that is an affiliate of the Adviser solely by reason of the sub-adviser's affiliation with the Fund) in any materials related to the Trust or a Fund distributed to third parties, including, without limitation, each Fund's shareholders, without prior review and written approval by the Funds or the Adviser, as applicable. Each Fund and the Adviser agree to respond to any request for approval on a prompt and timely basis. Failure by a Fund or the Adviser to respond within ten (10) calendar days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the prior written permission of the Funds. Upon termination of this Agreement, the Sub-Adviser, shall, to the extent applicable and as soon as is reasonably possible, cease to use the actual or fictitious name(s), mark(s), derivatives(s) and/or logo(s) of the Trust, any Fund and the Adviser.

   (c) Except as expressly provided under this Agreement, neither the Sub-Adviser nor any of its officers or employees shall act upon or disclose to any person any material non-public information with respect to a Fund, the Trust or the Adviser, including, without limitation, the portfolio holdings of a Fund.

   12. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

   13. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provisions of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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   14. For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities, " "interested persons," and "assignment" shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

   15. Adviser hereby acknowledges having received a copy of Part II of Sub-Adviser's Form ADV, at least 48 hours prior to executing this Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized representatives as of the day and year first above written.

                                              DELAWARE MANAGEMENT COMPANY, a
                                              series of Delaware Management
                                              Business Trust

                                              By: /s/ See Yeng Quek
                                                  ------------------------------
                                              Name: See Yeng Quek
                                              Title: Executive Vice
                                                President/Chief Investment
                                                Officer - Fixed Income

                                              WILSHIRE ASSOCIATES INCORPORATED

                                              By: /s/ Lawrence E. Davanzo
                                                  ------------------------------
                                              Name: Lawrence E. Davanzo
                                              Title: Senior Managing Director

Accepted and agreed to as of the day and year first above written:

LINCOLN VARIABLE
INSURANCE PRODUCTS TRUST,
on behalf of the Funds
listed on Schedule A

/s/ Kelly D. Clevenger
--------------------------
Name: Kelly D. Clevenger
Title: President

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                                  SCHEDULE A

   This SCHEDULE A lists the Funds for which the Sub-Adviser provides Advisory Services pursuant to this Agreement:

       Conservative Profile Fund
       Moderate Profile Fund
       Moderately Aggressive Profile Fund
       Aggressive Profile Fund

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                                  Schedule B

                        Sub-Advisory Fee for each Fund

   The Adviser will pay the Sub-Adviser as follows:

Calendar Year Fee Rate per Fund
------------- -----------------
    2005..... $14,583 payable on May 15 and within 10 business days of the end of the quarters ending September 30 and December 31;

              Plus the Fund's pro rata portion of the "Combined Assets" Fee calculated at the end of each month beginning on May 30.

              Combined Assets*                                                                                     Annual Fee
      -       ----------------                                                                                     ----------

              For the first $250 million                                                                              0.10%
              Over $250 million but less than $1 billion                                                              0.06%
              Over $1 billion but less than $3 billion                                                                0.05%
              Over $3 billion                                                                                         0.04%

    2006..... The Fund's pro rata portion of the "Combined Assets" Fee calculated at the end of each month.

              Combined Assets*                                                                                     Annual Fee
      -       ----------------                                                                                     ----------

              For the first $250 million                                                                              0.10%
              Over $250 million but less than $1 billion                                                              0.06%
              Over $1 billion but less than $3 billion                                                                0.05%
              Over $3 billion                                                                                         0.04%

    2007..... The Fund's pro rata portion of the "Combined Assets" Fee calculated at the end of each month.

              Combined Assets*                                                                                     Annual Fee
      -       ----------------                                                                                     ----------

              For the first $250 million                                                                              0.08%
              Over $250 million but less than $1 billion                                                              0.06%
              Over $1 billion but less than $3 billion                                                                0.05%
              Over $3 billion                                                                                         0.04%

* "Combined Assets" means the sum of the average daily net assets of the Conservative Profile Fund, the Moderate Profile Fund, the Moderately Aggressive Profile Fund, and the Aggressive Profile Fund. Cash in the Fund (including short-term, cash-equivalent investments in which cash in the Fund is invested) shall not be included in the average daily net assets for purposes of calculating the "Combined Assets."

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